Exhibit 99.1

Lilian Zhou Appointed to STAAR Surgical Board of Directors

LAKE FOREST, CA, December 4, 2023 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (ICL) for myopia, astigmatism and presbyopia, today announced the appointment of Lilian Zhou to its Board of Directors, effective December 4, 2023.

“We welcome Lilian Zhou as a new member to our Board of Directors. Lilian is an accomplished investment portfolio manager who worked at highly regarded Wall Street investment institutions before founding her own firm a decade ago,” said Aimee Weisner, Chair of the Nominating and Governance Committee of STAAR Surgical’s Board of Directors. "We look forward to Lilian’s contributions as a former institutional shareholder of STAAR with an in-depth and global perspective of healthcare, ophthalmology and STAAR’s opportunity."

Lilian Zhou brings more than two decades of capital markets and investment experience to STAAR. Most recently, Ms. Zhou was Founder, Chief Investment Officer and Managing Partner of Yulan Capital Management, a Tiger Seed, which operated out of New York and Shanghai from 2013 through June 2023. Prior to Yulan Capital, Ms. Zhou worked at Citadel, Kelusa Capital and Bear Stearns & Co. Lilian began her career as an investment banking analyst at Credit Suisse in 2004. Ms. Zhou is a Chartered Financial Analyst (CFA) and holds a Bachelor of Arts, Economics and Mathematics-Statistics, from Columbia University and an MBA from The Wharton School, University of Pennsylvania.

STAAR also reported today that Gil Kliman, M.D., has decided to leave the board, effective December 1, in order to more fully devote his time and energies to his other commitments. Tom Frinzi, STAAR’s Chair of the Board stated, “STAAR has benefitted greatly from Dr. Kliman’s extensive ophthalmology, commercial and medical device experience and we sincerely thank Gil for his dedicated service. He has been a steadfast supporter of STAAR, and we hope to continue to benefit from his insights in the future.”

Other current members of STAAR’s Board of Directors include Stephen Farrell, Tom Frinzi, Aimee Weisner, Elizabeth Yeu, M.D., and K. Peony Yu, M.D.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,500,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT: Investors & Media

Brian Moore

Vice President, Investor Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com